EXHIBIT 4.1



                   AMENDMENT NO. 1 TO INVESTMENT AGREEMENT


         This Amendment No. 1 to Investment Agreement (this "Amendment") is made as of January 26, 1998 by and between Hatteras Partners, L.P., formerly known as Ramius Hatteras Partners, L.P. (the "Investor") and Advanced Tissue Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company").

         WHEREAS, the Investor and the Company are parties to that certain Investment Agreement (the "Investment Agreement") dated as of February 9, 1996 pursuant to which the Investor shall, upon the request of the Company, invest up to $50,000,000 in the Company's Common Stock, par value $.01 per share (the "Common Stock"); and

         WHEREAS, pursuant to Section 1.2(a) of the Investment Agreement, the Investment Agreement terminates on the earlier of February 9, 1998 or the occurrence of certain specified events, and the Investor and the Company desire to extend the term to February 9, 1999; and

         WHEREAS, in exchange for extending the term of the Investment Agreement, the Company has agreed to grant the Investor a warrant to purchase 50,000 shares of Common Stock at an exercise price per share equal to the average of the high and low sales prices for the Common Stock as reported on the Nasdaq National Market on the date hereof (the "Warrant"), which Warrant will contain a "cashless exercise" provision for the benefit of the Investor; and

         WHEREAS, the Investor has agreed that in exchange for providing the Investor a "cashless exercise" right under the Warrant and the inclusion of certain "piggyback registration rights" in the Warrant, the Company shall not otherwise be obligated to register for resale under the Securities Act of 1933, as amended (the "1933 Act"), the shares of Common Stock issuable upon the exercise of the Warrant.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Investment Agreement.

         2. Amendment of Section 1.2(a) to Extend Term to February 9, 1999. The first sentence of Section 1.2(a) of the Investment Agreement is hereby restated to read as follows:

         "At any time prior to the earlier of (i) February 9, 1999 or
         (ii) the termination of this Agreement in accordance with
         Article V herein, the Company may deliver written notices to the Investor (each such notice hereinafter referred to as a "Put Notice") stating a dollar amount (the "Dollar Amount") of Common Stock which the Company intends to sell to the Investor five business days following the date (the
         "Put Notice Date") on which the Put Notice is given to the Investor by the Company in accordance with Section 6.4 herein."

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         3.  Change in Name of Investor.  Any notice  or other communication sent by the Company to the Investor pursuant to the Investment Agreement or this Amendment shall be addressed to Hatteras Partners, L.P. (rather than to its former name, Ramius Hatteras Partners, L.P.). All other information concerning how notices or other communications are to be sent to the Investor shall remain unchanged as set forth in Section 5.2 of the Investment Agreement.

         4. Issuance of Warrant; No Registration Requirement. Concurrent with the execution of this Amendment, the Company shall deliver to the Investor the Warrant in the form attached hereto as Exhibit A executed by the Company. The Company shall not be required to register under the 1933 Act the 50,000 shares of Common Stock issuable upon the exercise of the Warrant (such 50,000 shares, the "New Warrant Shares"); thus, the provisions of Section 1.5 of the Investment Agreement shall not apply to the Warrant.

         5.  Remedy for Failure to Purchase from February 9, 1998 to
February 9, 1999.   The deliveries to be made by the Investor to the Company
under Section 6.1(b)(i), (ii) or (iii) of the Investment Agreement upon a Failure to Purchase by the Investor shall apply only to a Failure to Purchase that occurs through and including February 9, 1998. In particular, none of the 175,000 Warrant Shares underlying the Warrants issued upon execution of the Investment Agreement shall be subject to forfeiture for a Failure to Purchase that occurs from and after February 9, 1998 through and including February 9, 1999 (the "Extension Period"), nor shall any of the 50,000 New Warrant Shares underlying the Warrant issued concurrently with the execution of this Amendment be subject to forfeiture for a Failure to Purchase that occurs prior to the Extension Period. The remedy for a Failure to Purchase that occurs during the Extension Period shall be as set forth below in this paragraph. Upon a Failure to Purchase that occurs during the Extension Period, the Investor shall promptly deliver to the Company, (i) that percentage of the total number of New Warrant Shares as is equal to that percentage of $50,000,000 which the Investor failed to deliver to the Company at the time of the Failure to Purchase, or (ii) cash equal to 1/2% of the amount which the Investor failed to deliver to the Company at the time of the Failure to Purchase or (iii) Common Stock equal in value, based on the market value of such Common Stock on the date of such Failure to Purchase, to 1/2% of the amount which the Investor failed to deliver to the Company at the time of the Failure to Purchase. The determination as to type of consideration to be delivered to the Company pursuant to the immediately preceding sentence shall be made by the Investor, in its sole discretion. Nothing in this
Section 5 is intended to limit or in any way be in lieu of any rights or remedies which the Company may have against Investor for any breach by Investor of the Investment Agreement, this Amendment or other agreements entered into pursuant to the Investment Agreement or this Amendment.

         6. Balance of Investment Agreement Unaffected. Except as amended hereby, the Investment Agreement continues in full force and effect as originally executed.

         7. Entire Agreement. This Amendment, together with the Investment Agreement, constitutes the entire agreement among the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations and discussions of the parties, whether oral or written (all of which shall have no substantive significance or evidentiary effect). Each party acknowledges,

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represents and warrants that it has not relied on any representation, agreement, understanding, arrangement or commitment which has not been expressly set forth in this Amendment and the Investment Agreement. Each party acknowledges, represents and warrants that this Amendment, together with the Investment Agreement, is fully integrated and not in need of parol evidence in order to reflect the intentions of the parties. The parties specifically intend that the literal words of this Amendment and the Investment Agreement shall, alone, conclusively determine all questions concerning the parties' intent.

         8. Counterparts. This Amendment may be executed in one or more counterparts, which, when taken together, shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.


                                         ADVANCED TISSUE SCIENCES, INC.


                                         By:_______________________________
                                         Name:_____________________________
                                         Title:____________________________



                                         HATTERAS PARTNERS, L.P.


                                         By:  Bertram  Capital,  LLC

                                         By:_______________________________
                                         Name:_____________________________
                                         Title:____________________________


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                               EXHIBIT A

                            Form of Warrant

                              (Attached)